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                                 EXHIBIT 12.1

                          Compass Aerospace Corporation

         Statements re Computation of Ratio of Earnings to Fixed Charges

      The ratio of earnings to fixed charges has been calculated by dividing income before income taxes and fixed charges by fixed charges. Fixed charges consist of interest expense and one third of operating rental expense, which management believes is representative of the interest component of rental expenses.

                                           Compass Aerospace
                                             Corporation                                     Brittain Machine, Inc.(1)
                                                       for the            Nine              for the years ended June 30
                                         Year Ended    36 Days         Months and
                                       December 31,  December 31,     21 days ended
                                           1998         1997          April 21, 1998    1997       1996       1995      1994
                                       --------------------------     -------------------------------------------------------
Fixed Charges

Interest (income) expense, net           8,493           166              385            398        403       359        293

Interest portion of Net Rental             416            53               17             52         40        42         42
Expense
                                       --------------------------     -------------------------------------------------------
Total Fixed Charges                      8,909           219              402            450        443       401        335
                                       ==========================     =======================================================
Earnings

Income (loss) before taxes               2,347           117            7,879          6,114      4,383      (414)     3,154

Fixed Charges                            8,909           219              402            450        443       401        335
                                       --------------------------     -------------------------------------------------------
Total Adjusted Earnings                 11,256           336            8,281          6,564      4,826       (13)     3,489
                                       ==========================     =======================================================
Ratio of earnings to fixed charges         1.3           1.5             20.6           14.6       10.9      (0.0)      10.4
                                       ==========================     =======================================================

                                      Three Months     Three Months
                                       Ended              Ended
                                      March 31,         March 31,
                                        1999              1998
                                      ------------------------------
Fixed Charges

Interest (income) expense, net           5,074            361

Interest portion of Net Rental             206             51
Expense
                                     -------------------------------
Total Fixed Charges                      5,280            412
                                     ===============================
Earnings


Income (loss) before taxes              (2,034)           390

Fixed Charges                            5,280            412
                                     -------------------------------
Total Adjusted Earnings                  3,246            802
                                     ===============================
Ratio of earnings to fixed charges         0.6            1.9
                                     ===============================

(1) Brittain Machine, Inc. is included as the predecessor of Compass Aerospace Corporation.